EMPLOYING COURSE GRAINED (10-28 MESH) WASTE
VULCANIZED RUBBER FOR THE MANUFACTURE OF
HIGH PERFORMANCE DESULPHURIZED AND MODIFIED RUBBER

AGREEMENT ON THE TRANSFER OF TECHNOLOGICAL
ACHIEVEMENT


	Party A: Guangzhou Research Institute
		 for Utilization of Reclaimed
		 Resources

	Party B: Canadian Rebound Rubber Corp.

	Chinese Guangzhou Research Institute for Utilization of Reclaimed Resourced, legally registered in China, is a research centre for the renewal and utilization of discarded and waste resources responsible for, on national, provincial as well as municipal levels, undertakings respect the renewal and utilization of discarded waste resources. This institute, having achieved excellent results in the technology concerning the activation and transmutation of rubber powder and synthetic technology concerning activators and modifiers, has received numerous national-level innovation and technology awards and is recognized nationally and internationally for its leading achievements.

	The Canadian Rebound Rubber Corp. specializes in environmental protection technology research and development, "three wastes" multiple-utilization technology, environmental protection engineering design, construction and other trades.

	Parties A and B, having reached the following understanding pursuant to friendly consultation conducted in Guangzhou, make terms and conditions listed below to be jointly observed.


EXECUTIVE SUMMARY


	Party A, during the implementation period of the nation's "Seven Five" policy (1985-1990, i.e. China's 7th Five-Year plan. Note: the following "Eight Five", "Nine Five" refer to , respectively, the 8th and the 9th Five-Year Plan until the year 2000) conducted research in low-temperature reclamation of waste vulcanized rubber (80-100 degrees C) and headed into production, having also during the "Nine Five" period accepted the undertaking to experimentally manufacture high performance desulphurized and modified rubber employing course grained (10-28 mesh) waste vulcanized rubber (breaking strength not less than 13 Mpa, rate of elongation ranging between 300-400%).

	After nearly two yeas of scientific and technological task force problem solving, and after having attained successful results both in the laboratory and during the projected transitional production trials at 300 tons per year capacity level, in order to provide, for future large-scaled production, stable technological parameters, formulated technological processes and facilities and as well to provide for more transitional phased product for practical applications and tests by tire production factories, it is now necessary to perfect the existing equipment, instruments and apparatuses etc. at the transitional test factories for desulphurized and modified rubber, and increase the transitional production volume to a capacity of 500 ton per year.

	Due to insufficient funding for experiment for the transitional phased experimental undertakings, Party A has been unable to fulfill its duty to complete the testings according to schedule. As a result, Party A intends to, at 1/3 anticipated sale proceed on the future transfer of this item (appraised by the state to be US $1,200,000) sell to Party A in advance, so as to be able to secure partial funding, complete these transitional testings in conjunction with Party B and attain satisfactory scientific and technological achievement at an early date.

	Having gained an understanding and especially during the period from the end of January, 1997 to early February, through numerous communication, consultations and site inspections, Party B is aware of the advanced technological processes involved in the manufacture of desulphurized and modified rubber utilizing coarse grained (10-28 mesh) waste vulcanized rubber, and is aware of the product - the superiority of the quality of desulphurized and modified rubber is unsurpassed by any renewed rubber of any kind made by any method in the world today. This technology may be considered at present a major breakthrough in the renewal technology of waste rubber. Party B is willing to purchase, in advance, the right to the achievements of this item so as to assist tin this technology attaining successful testings at an early date, and for the purpose of applying these results for its production purposes.


TERMS AND CONDITIONS

ONE, Party A's Responsibilities

1. Party A assisted by Party B , shall strive to attain achievements of the technology for desulphurized and modified rubber within 1 to 1 1/2 years.

2. Party A shall provide to Party B the entire technology package of employing course grained (10-28 mesh) waste vulcanized rubber in the manufacture of desulphurized and modified rubber (technological processes for desulphurized and modified rubber, product inspection and assurance guidelines).

3. Party A shall provide to Party B advanced technical instructions on the construction of a sesulphurized and modified rubber factory, technological processes and series of other advanced technological guidance.

4. Party A is responsible for training of Party B's desulphurized and modified rubber production technical staff (Party B's staff are responsible for own transportation, food and lodging). Parties A and B welcomed to exchange technical personnel to visit each other for joint research and development.

TWO, Party B's Responsibilities

1. Party B, in order to ensure that Party A attain the desulphurized and modified rubber technological achievements at an early date and in order that it may itself be able to utilize the technological results of this item, shall make advance payment for the technology transfer in the sum of US $400,000, to be paid in full by three installments. First payment, payable before April 13, 1997, the sum of US $140,000, the second payment, payable before July 13, 1997, the sum of US $130,000, and the third payment, payable before October 13, 1997, the balance of US $130,000.

2. Party B only has the right to utilize the achievements of the desulphurized and modified rubber technology and has no right to assign to any unit or individual any right to such technological achievements.

3. No participating member of the technical staff of Parties A and B of this research project may disclose any information or particulars respecting the research of this technology or with regard to progress therein.

4. During construction of the plant and during production period of desulphurized and modified rubber, Party B, when requiring Party A to provide technical assistance, shall pay for all travel, food and lodging costs of such assisting members of Party A.

THREE

Should any party, during the implementation period, determine that any of the above terms and conditions require corrections or amendment, such corrections or amendment must be approved by Party A and Party B in advance.

FOUR

	Upon this Agreement taking effect after signing and sealing, both Parties A and B must strictly adhere to each of the terms and conditions. Party which contravenes this Agreement shall compensate the other for all economic losses.

FIVE

	This Agreement shall be in four copies (four in Chinese and four in English). Parties A and B shall retain two copies in Chinese and two copies in English.

SIX

	The Chinese copy shall prevail as the standard for this Agreement.


Party A: Guangzhou Research Institute for Utilization of Reclaimed Resources.

/s/LI XING RU
--------------------		seal
Authorized Signatory




Party B:  Canadian Rebound Rubber Corp.

/s/D.ELROY FIMRITE
--------------------		seal
Authorized Sigantory


/s/MICHAEL PINCH
---------------------		seal
Authorized Sigantory

			 							 						March 12, 1997